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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              SPECTRUM BRANDS, INC.
           -----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                    84762L105
           -----------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 28, 2008
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 84762L105                    13G/A                 PAGE 2 OF 5 PAGES
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  1     NAME OF REPORTING PERSON:
        WILLIAMS COOKIE JAR FOUNDATION

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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[x]
                                                                          (b)[ ]

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  3     SEC USE ONLY


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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CONNECTICUT
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                        5     SOLE VOTING POWER
                              0
     NUMBER OF        ----------------------------------------------------------
      SHARES
   BENEFICIALLY         6     SHARED VOTING POWER
       OWNED                  211,070
        BY            ----------------------------------------------------------
       EACH
    REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON                  0
       WITH:          ----------------------------------------------------------

                        8     SHARED DISPOSITIVE POWER
                              211,070
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        211,070
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 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]


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 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.4%
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 12     TYPE OF REPORTING PERSON*
        CO

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CUSIP NO. 84762L105                    13G/A                  PAGE 3 OF 5 PAGES
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ITEM 1(a).      NAME OF ISSUER:

                Spectrum Brands, Inc. ("Spectrum")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Six Concourse Parkway
                  Suite 3300
                  Atlanta, GA 30328

ITEM 2(a).      NAME OF PERSON FILING:

                This Schedule 13G is being filed on behalf of the following person (the "Reporting Person"):

                  Williams Cookie Jar Foundation

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                The principal business office of the Reporting Persons filing this Schedule 13G is located at 860 Canal Street, 3rd Floor, Stamford, CT 06902.

ITEM 2(c).      CITIZENSHIP:

                  Williams Cookie    a Connecticut non-profit corporation
                  Jar Foundation

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                This Schedule 13G is being filed with respect to the common stock, par value $.01 per share ("Common Stock"), of Spectrum. The Reporting Person's percentage ownership of Common Stock is based on 52,778,689 shares of Common Stock being outstanding.

                As of September 4, 2008, the Reporting Person beneficially owned 211,070 shares of Common Stock.

ITEM 2(e).      CUSIP NUMBER:

                  84762L105

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CUSIP NO. 84762L105                     13G/A                 PAGE 4 OF 5 PAGES
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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS:  ONE OF THE FOLLOWING

                Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.         OWNERSHIP:

                The information in items 1 and 5 through 11 on the cover page (page 2) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.         OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable.

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CUSIP NO. 84762L105                     13G/A                 PAGE 5 OF 5 PAGES
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ITEM 10.        CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:          September 5, 2008


        WILLIAMS COOKIE JAR FOUNDATION



                By: /s/Ralph B. Williams
                    --------------------
                    Ralph B. Williams
                    Sole Trustee